Exhibit 23.4

CONSENT

We hereby consent to the use of our firm’s name under the captions “Certain Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement on Form S-4 and related Prospectus of WesBanco, Inc.

In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

/s/ Kirkpatrick & Lockhart LLP

Date: October 13, 2004